Exhibit 99.1

EMRISE
NEWS	CORPORATION

2530 Meridian Parkway
Durham, NC 27713
(408) 200-3040 • (408) 550-8340
www.emrise.com

CONTACT:	Allen & Caron Inc
Brandi Festa	Rene Caron (investors) Len Hall (media)
Director Finance and Administration	(949) 474-4300
(408) 573-2705	rene@allencaron.com
bfesta@emrise.com	len@allencaron.com

EMRISE APPOINTS FORMER IMATION CEO FRANK RUSSOMANNO

TO BOARD OF DIRECTORS

DURHAM, NC — January 20, 2011 — EMRISE CORPORATION (NYSE Arca: ERI), a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, today announced the appointment of former Vice Chairman and Chief Executive Officer of Imation Corp. (an NYSE-traded company) Frank P. Russomanno to its Board of Directors, effective March 1, 2011. The EMRISE Board has voted to authorize an expansion of the Board from four to seven directors and Russomanno’s appointment will fill one of the vacancies created by that expansion.

Russomanno, 63, is a veteran executive with experience in global operations in the electronics and technology industries, noted EMRISE Chairman and Chief Executive Officer Carmine T. Oliva. Under Russomanno’s direction, Imation began its transformation from a solely data storage manufacturer to a brand and product management company with a portfolio of strong global brands and expanded product offerings.

“We are especially pleased to have an executive with Frank’s credentials, industry standing and broad global business experience on our board,” Oliva said. “Frank brings us a range of skills and expertise gained not only as a senior manager and leader, but in such areas as sales, marketing and product and business development. This is an important time for EMRISE, as we continue to pursue our strategy to profitably grow the Company and enhance stockholder value. Frank will be a valuable asset and play a key role in providing important strategic guidance as we focus on organic growth and assess the mergers and acquisitions we believe will also help drive the expansion of EMRISE throughout 2011 and beyond.  We welcome Frank to the board and look forward to his counsel as we pursue our goal of fulfilling the potential we created for EMRISE following last year’s significant debt reduction, balance sheet improvements and concentration on new product and business development.”

Russomanno, who resides in the Twin-Cities area of Minnesota, served as Vice Chairman of Imation from March 2009 and Chief Executive Officer of Imation from April 2007 until he retired from the Company in May 2010. He also served as President of Imation from April 2007 to March 2009 and served as a member of the Imation Board of Directors from April 2007 until he retired.

Previously, Russomanno was Chief Operating Officer of Imation from November 2003 to April 2007 and from November 2006 to April 2007 was also acting Chief Executive Officer and President. Prior to November 2003, Russomanno was president of Imation’s Data Storage and Information Management business.

Russomanno began his career with 3M Company in 1973 and served at Imation since its spin-off from 3M Company in 1996. During his tenure with Imation and 3M Company, Russomanno held various other executive and managerial positions, including Vice President of Imation Data Storage Media and Services business, General Manager of Imation Advanced Imaging Program, Corporate Sales and Marketing Director and Global Sales and Marketing Director for Photo Color Products. He also served as a European Business Unit Director resident in France while with 3M Company.

“I believe my background and direct experience leading the operations of a large, diverse organization can be applied to helping the management of an entrepreneurial-driven company like EMRISE overcome challenges and grow, particularly at this important juncture in its history,” Russomanno said. “I have had a longstanding interest in helping a smaller technology company with the potential and promise of EMRISE meet the challenges of a global economy. Serving on the Board of EMRISE will allow me to gain greater insight into the market dynamics impacting companies today and I look forward to helping EMRISE grow and prosper.”

Russomanno has a Bachelor of Arts degree in history from Seton Hall University. He has taken graduate courses at the University of Oklahoma and Monmouth College and served in the U.S. Army as an artillery officer in Vietnam, achieving the rank of Captain.

He is active in industry and nonprofit organizations. Russomanno is the former chairman of the board of the Content Delivery & Storage Association (CDSA). He currently serves on the Board of Directors of the Greater Twin Cities United Way. In addition, he is a former board member of Merrick Community Services in St. Paul, MN.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets.  EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks.  The use of its network products in network timing and synchronization in edge networks is a primary growth driver for the Company’s Communications Equipment business segment.  The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board in-flight entertainment and connectivity (IFE&C) systems is a primary growth driver for the Company’s Electronic Devices business segment. EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through operations in the United States, England and France.  For more information go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release including the Company’s ability to grow profitably and enhance stockholder value and its ability to drive expansion through organic growth and mergers and acquisitions, are forward looking statements within the meaning of the Private Securities Litigation Reform Act.  The actual future results of EMRISE could differ from those statements.  The Company refers you to those factors contained in the “Risk Factors” Section of EMRISE’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, its Current Reports on Form 8-K filed in recent months, and other EMRISE filings with the SEC.

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